Exhibit 5.1

To the board of directors of Corporación América Airports S.A. 128, Boulevard de la Pétrusse L-2330 Luxembourg Grand Duchy of Luxembourg

Allen & Overy

société en commandite simple, inscrite au barreau de Luxembourg

5 avenue J.F. Kennedy L-1855 Luxembourg

Boîte postale 5017 L-1050 Luxembourg

Tel        +352 4444 55 1

Fax        +352 4444 55 557

frank.mausen@allenovery.com

Our ref A&O/0119412-0000007 EUO3: 2013120866.5

Luxembourg, 28 August 2023

LUXEMBOURG Form F-3 OPINION — CORPORACIÓN AMÉRICA AIRPORTS S.A.

Dear Sir or Madam,

We are acting as legal advisers in the Grand Duchy of Luxembourg to Corporación América Airports S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 128, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) (the Register) under number B174140 (the Company) in connection with the Registration Statement on Form F-3 (the Registration Statement) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering (i) by A.C.I Airports S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 128, Boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg and registered with the Register under B174139 (the Existing Shareholder) of up to 7,022,471(seven million twenty-two thousand four hundred and seventy-one) existing shares of the Company (the Existing Shares), and (ii) by the Company of up to USD 250,000,000 (two hundred and fifty million dollars of the United States of America) equivalent of up to 17,556,179 (seventeen million five hundred fifty-six thousand one hundred seventy-nine) new shares of the Company (the New Shares and together with the Existing Shares, the Shares and each thereof, a Share) to be issued via and within the limits currently set in the Company Articles (as defined below) for the Company’s authorized share capital, each Share with a nominal value of USD 1 (one dollar of the United States of America).

We have examined, and relied on, (i) an electronic copy of the restated articles of association (statuts coordonnés) of the Company as at 23 May 2023 (the Company Articles), (ii) the extract of the resolutions taken by the board of directors of the Company (the Board) on 17 August 2023 in relation to the filing of the Registration Statement, (iii) an e-mail scanned copy of the shareholders register of the Company received on 28 August 2023 (the Shareholders Register), (iv) the notarial deed recording the minutes of the resolutions of the sole shareholder passed by the Existing Shareholder on 19 January 2018, (v) the notarial deed dated 5 February 2018, (vi) the notarial deed dated 23 October 2020, (vii) the notarial deed dated 23 May 2023 as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

Allen & Overy, société en commandite simple, is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Belfast, Boston, Bratislava, Brussels, Budapest, Casablanca, Dubai, Dublin, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Los Angeles, Luxembourg, Madrid, Milan, Munich, New York, Paris, Perth, Prague, Rome, San Francisco, São Paulo, Séoul, Shanghai, Silicon Valley, Singapore, Sydney, Tokyo, Warsaw, Washington, D.C.

In giving this legal opinion, we have assumed, and we have not verified independently that all factual matters and statements relied upon or assumed herein were, are and will be (as the case may be) true, complete, up-to-date and accurate.

Based upon, and subject to, the assumptions made above and subject to any matters not disclosed to us, we are of the opinion that, under the laws of the Grand Duchy of Luxembourg in effect, as construed and applied by the Luxembourg courts in published Luxembourg court decisions, on the date hereof:

1.	Status

The Company is a public limited liability company (société anonyme) formed for an unlimited duration under the laws of the Grand Duchy of Luxembourg.

2.	Existing Shares

The Existing Shares being offered by the Existing Shareholder have been validly issued, fully paid and non-assessable (as this term is used under New York law).

3.	New Shares

The New Shares being offered by the Company, will be validly issued, fully paid and non-assessable (as this term is used under New York law) provided that (i) the provisions of the Company Articles and Luxembourg act dated 10 August 1915 on commercial companies, as amended (the Companies Act 1915) with respect to the issuance, subscription and allocation of the New Shares have been complied with (ii) the board of directors of the Company has validly authorised the issue of the New Shares (the Authorisation) and that such Authorisation is compliant with the conditions set out under articles 5.5 (a) and 5.5 (b) of the Company Articles, (iii) the shareholders of the Company have not revoked the authorisation for the Board to increase the share capital pursuant to article 5.5 of the Company Articles, (iv) the Company has received the full amount of the subscription proceeds of the New Shares on an account opened an held in the name of the Company for the purpose of the issuance by the Company of the New Shares, (v) the issue of the New Shares is duly recorded in the register of the shareholders of the Company and (vi) that a recording deed (acte de constatation d’augmentation de capital) is passed in front of a Luxembourg notary public within one month after the issuance of the New Shares.

This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ Frank Mausen

Allen & Overy

Frank Mausen*

Partner

Avocat à la Cour

*	This document is signed on behalf of Allen & Overy, a société en commandite simple, registered on list V of the Luxembourg bar. The individual signing this document is a qualified lawyer representing this entity.